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                                                                     Exhibit 2.1

Roll of deeds no.                                                    1227/2004 Z
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/PF/

                                                                       Stuttgart
Occurred on May 10, 2004

tenth May two thousand and four

Before me,
                  the notary, Dr Gerhard Zagst,
                  SophienstraBe 13, 70178 Stuttgart,

they appeared today:

1. Wolfgang Illig,
   born on April 10, 1944,
   with his place of business at: Kriegerstr. 3, 70191 Stuttgart,
   -known to me personally-,

   - acting not in his own name but as insolvency administrator over the assets of the stock corporation with the name

   4MBO International Electronic AG,
   Domicile: Plochingen
   (business address: Fabrikstr. 45, 73207 Plochingen),

   by virtue of the original copy of the certificate of appointment of March 15, 2004, a certified copy of which is attached to this deed,

2. Alan Schutzman,
   born on June 21, 1956,
   with his place of business at: Concord Camera Corp., 4000 Hollywood Blvd., Suite 650N, Hollywood, Florida 33021,
   -who identified himself by providing his passport-,

   -acting as Prokurist with the power of sole representation for the limited liability company with the name

   Concord Camera GmbH,
   Domicile: Frechen,
   (business address: Augustinusstr. 11 d,
   50226 Frechen-Konigsdorf),

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   by virtue of the original resolution for its appointment as Prokurist, dated
   March 19, 2004,

3. Siegfried Eichinger
   born on October 8, 1962
   with his place of business at: 4MBO International Electronic AG, Fabrikstr. 45, 73207 Plochingen
   -who identified himself by providing his identity card-,

   -acting as managing director with the power of sole representation for the limited liability company with the name

   JENIMAGE Europe GmbH
   Domicile: Jena
   (business address: Carl-Zeiss-Platz 12, 07743 Jena),

   by virtue of a certified copy of the extract of the commercial register of Gera Local Court dated April 29, 2004, a certified copy of which is attached to this deed.

There is no doubt about the legal capacity of the parties appearing.

Parties 2 and 3 agree to the certifying notary making a copy of their passports for his files.

Thereafter the parties appearing requested notarisation of the following:


                                       I.

                               Preliminary Remark

1. JENIMAGE Europe GmbH

   In the commercial register of Gera Local Court the limited liability company is registered under HRB 6181 under the name

                              JENIMAGE Europe GmbH,

   with its domicile in Jena.

   The share capital of the company is                           EUR 127,830.00

   The shareholder:

   4MBO International Electronic AG
   with one share of                                             EUR 127,830.00.

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   100 % of the share capital has been paid in.

   The articles of association in the version of the shareholders' resolution of 12.06.2003 apply.

   The directors of the limited liability company are:

   Joachim Kolano and Siegfried Eichinger.

   Siegfried Eichinger always has power of sole representation, Joachim Kolano represents the company together with a further director or a Prokurist.

   Siegfried Eichinger resigned from his position as managing director with effect from the end of notarisation of this deed; a copy of the resignation letter is attached to this deed for identification purposes as Appendix 1.

2. JENIMAGE Europe GmbH is the sole shareholder of Jenimage UK Limited with its domicile in Rosanne House, Parkway, Welwyn Garden City
   Hertfordshire, AL8 6HG.

   Irina Neuberger resigned from her position as director of Jenimage UK Limited with effect from today; a copy of the resignation letter is attached to this deed for identification purposes as Appendix 2.

3. Claims:

   a) JENIMAGE Europe GmbH owes the sole shareholder 4MBO International Electronic AG:

      aa) on the basis of the loan agreement of 01.07.2003 an amount of EUR 10,000,000.00 (as of10.05.2004); a copy of the loan agreement is attached to this deed for identification purposes as Appendix 3 and

      bb) owing to the use of a current account at 4MBO International Electronic AG an amount of EUR 5,462,643.24 (including interest accrued) (as at 10.05.2004):

             a total amount of EUR 15,462,643.24 (including interest accrued) (as at10.05.2004).

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   b) Jenimage UK Limited owes 4MBO International Electronic AG an amount of EUR 503,684.97 (including interest accrued) (as at10.05.2004) on the basis of intercompany loans.


                                      II.

        Purchase of Share and Claims and Transfer Agreement

                                      ss.1

                                    Purchase

The insolvency administrator over the assets of 4MBO International Electronic AG, - in this deed also referred to as the "Vendor" -,

hereby

a) waives a part of the claim described further under 3. a) aa) in the Preliminary Remark in the amount of EUR 4,716,329.21 in order to increase the equity of JENIMAGE Europe GmbH (capital surplus); JENIMAGE Europe GmbH hereby accepts this waiver,

b)    sells

      aa) its share described further under 1. in the Preliminary Remark of EUR 127,830.00 in the limited liability company with the name

                              JENIMAGE Europe GmbH,
                                domicile: Jena,

      bb) the claim vis-a-vis JENIMAGE Europe GmbH in the amount of EUR 10,746,314.03 which remains after the waiver declared under ss. 1 a) above,

      cc) its total claim in the amount of EUR 503,684.97 vis-a-vis Jenimage UK Limited described further under 3. b) in the Preliminary Remark to

      Concord Camera GmbH,
      - in this deed also referred to as the "Purchaser" -,

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                                      ss.2

                                 Purchase Price

The total purchase price for the share and the claims sold pursuant to ss. 1 is

                                EUR 11,250,000.00

        (in words: eleven million two hundred and fifty thousand euros),

From the total purchase price, an amount of

- EUR 1 shall be allocated to the share sold pursuant to ss.1 b) aa),

- EUR 10,746,314.03 shall be allocated to the claim sold pursuant to ss.1 b)
bb),

- EUR 503,684.97 shall be allocated to the claim sold pursuant to ss. 1 b) cc).

The purchase price shall be paid as follows:

within seven days from today into the following account:

Accountholder Rechtsanwalt Illig
Name "4MBO"
Landesbank Baden-Wurttemberg
KonigstraBe 3 - 5
70173 Stuttgart
Account no. 1812424
Bank sort code 600 50101
SWIFT-Code: SOLA DEST.

The purchase price shall not bear interest until it becomes due seven (7) days after the date of the signing of the deed; once it becomes due until the time when the purchase price is credited to the account of the Vendor, the Purchaser shall owe the Vendor the statutory default interest (5 % above the respective base rate, ss. 247 of the German Civil Code (BGB)). The parties are aware of the amount of the base interest rate and also that the base interest rate can change to 01.01. and 01.07. in any year.

This does not exclude the assertion of a claim for a further loss by the Vendor.

                                      ss.3

                                Other provisions



1. The share and the claims shall be transferred in their current economic states.

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   The Purchaser is aware of the economic relationships of the company and the legal relationships arising from the shareholder status, in particular the articles of association.

   Liability of the Vendor for scope, existence and legal relationships of the company's assets, the value and the profitability of the share to be transferred and of the company as a whole shall not be assumed by the Vendor.

   The Vendor guarantees vis-a-vis the Purchaser by way of an independent guarantee agreement within the meaning of ss. 311 of the German Civil Code that

   a) it has authority over the assets of 4MBO International Electronic AG, including the share of JENIMAGE Europe GmbH,

   b) it has the authority to enter into this Purchase of Share and Claims and Transfer Agreement,

   c) it is entitled to the share in JENIMAGE Europe GmbH to be transferred, that it is the only share in the company and not encumbered with rights of third parties, that the initial contribution obligation has been fulfilled in full and that there is currently no duty to make subsequent payments,

   d) JENIMAGE Europe GmbH is the sole shareholder of Jenimage UK Limited and the shares in Jenimage UK Limited are fully paid and not encumbered with rights of third parties and that there is currently no duty to make subsequent payments in relation to the shares in Jenimage UK Limited,

   e) 4MBO International Electronic AG has no claims and rights whatsoever vis-a-vis JENIMAGE Europe GmbH and Jenimage UK Limited other than those claims waived or sold and assigned to the Purchaser under this deed; as a precaution, the Vendor hereby unconditionally and irrevocably waives any such other claims 4MBO International Electronic AG may have vis-a-vis JENIMAGE Europe GmbH, and JENIMAGE Europe GmbH hereby accepts such waiver, and 4MBO International Electronic AG unconditionally and irrevocably offers to waive any such other claims it may have vis-a-vis Jenimage UK Limited,

   f) it is neither aware of any liability of JENIMAGE Europe GmbH or Jenimage UK Limited for obligations of 4MBO International Electronic AG vis-a-vis its creditors nor of any rights of 4MBO International Electronic AG or third parties in relation to the assets of JENIMAGE Europe GmbH or Jenimage UK Limited, including in particular liens, pledges and other encumbrances,

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   g) JENIMAGE Europe GmbH holds no other interest in any company other than in Jenimage UK Limited,

   h) it is not aware over and above the awareness of the purchaser that since March 31, 2004, there has been any change in the business, operations or assets of or events relating to JENIMAGE Europe GmbH or Jenimage UK Limited which has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of JENIMAGE Europe GmbH or Jenimage UK Limited, and, in particular, it has not effected such changes,

   i) the creditors' committee of 4MBO International Electronic AG has approved the transactions contemplated in this deed; a copy of this approval of the creditors' committee is attached to this deed as Appendix 4,

   j) the assignment of the share of JENIMAGE Europe GmbH to Concord Camera GmbH, as provided herein, grants Concord Camera GmbH valid title to the share of JENIMAGE Europe GmbH and indirectly to the share of Jenimage UK Limited,

   k) as of the date hereof, Purchaser will have acquired good and marketable title in and to the share of JENIMAGE Europe GmbH and indirectly to the share of Jenimage UK Limited,

   l) Mrs. Irina Neuberger has no claims whatsoever vis-a-vis Jenimage Europe GmbH or Jenimage UK Limited.

      The Vendor does not assume any further reaching guarantees.
      In the event of infringement of the guarantee, the Purchaser has the statutory rights and can demand compensation instead of performance irrespective of guilt. The statute of limitations with respect to the claims and rights of the Purchaser shall commence upon the signing of this deed.

2. The Purchaser shall be entitled to all rights and duties associated with the share and the claims, in particular the right to profit with effect from 01.01.2004 and the interest on the claims from 10.05.2004.

3. The Purchaser shall bear all costs and taxes associated with the notarisation of this agreement.

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   The certifying notary has informed the parties about any duty to pay land transfer tax. The parties declare that the company does not own any real property and, therefore, no land transfer taxes are due.

4. The certifying notary has informed the parties, in particular, about

   a) the joint and several liability of the Vendor and Purchaser with respect to payments for the shares which are outstanding (ss.ss. 16
      (3), (24), (31) of the German Act pertaining to Companies with Limited Liability (GmbHG)),

   b) the requirement to notify the company of the transfer of the share in accordance with ss. 16 (1) and (2) of the German Act pertaining to Companies with Limited Liability; the company takes notice from about the transfer of the share according of this deed in accordance with ss. 16 (1) and (2) of the German Act pertaining to Companies with Limited Liability;

   c) the legal consequences of payment default,

   d) the joint and several liability for the costs and taxes incurred as a result of this agreement.

                                      ss.4

                                    Transfer

The Vendor hereby sells in accordance with ss. 1 b) above and assigns, transfers and conveys to the Purchaser with immediate effect

a) the share of EUR 127,830.00 sold pursuant to ss. 1  b) aa),

b) the claim of EUR 10,746,314.03 sold pursuant to ss. 1 b) bb),

c) the claim of EUR 503,684.97 sold pursuant to ss. 1 b) cc),

in each case together with all right, title and interest. All right, title and interest passes to Purchaser upon the signing of the deed.

The Purchaser hereby enters into all rights and obligations under or in connection with the loan agreement, attached to this deed for identification purposes as Appendix 3 instead of the Seller with the consent of JENIMAGE Europe GmbH.

The Purchaser hereby accepts the assignments, transfers and conveyances.

The sale in accordance with ss. 1 b) above and the assignments, transfers and conveyances in this ss. 4 are subject to the condition subsequent of payment in full of the total purchase price within seven days after the date of signing of this deed.

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                                      III.

                                     Consent

Pursuant to the articles of association of JENIMAGE Europe GmbH, the above transfers does require the consent of the shareholders meeting. The shareholder of JENIMAGE Europe GmbH, 4MBO International Electronic AG herewith, by waiving all requirements by law or by statute for calling and holding a shareholders meeting of JENIMAGE Europe GmbH, herewith holds a shareholders meeting of JENIMAGE Europe GmbH and unanimously resolves to consent to the transfers according to ss. 4 above. According to the Vendor, the creditors' committee has already granted its consent.


                                       IV.

                                 Governing Law

This deed is governed by an construed in accordance with German law.


                                       V.

                               Power of. Attorney

The parties grant the notary's assistants

1. Sybille Heinrich,
2. Elke Pfitzer,
3. Sandra Hermann,
4. Doris Wurster,
5. Susanne Reiser,
6. Renate Kocan,
-all Sophienstr. 13, 70178 Stuttgart, each individually

                       power of attorney -not instruction-

to submit and receive all declarations which are expedient in connection with this agreement. To the extent that directors of the company are present the power of attorney shall also be granted in this capacity.

The attorneys-in-fact shall be released from the restrictions of ss. 181 of the German Civil Code. This power of attorney can be granted to third parties.

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                                      VI.

                                     Copies

The following shall receive the following number of

5  Vendor, attn Rechtsanwalt Illig
2 Purchaser, attn Mr. Alan Schutzman, Concord Camera Corp., 4000 Hollywood Blvd., Suite 650N, Hollywood, Florida 33021
1  Tax office for corporations, Leutragraben 8, 07743 Jena
1  Dr Peter Ruby, CMS Hasche Sigle, SchottlestraBe 8, 70597 Stuttgart

                                    The above record was read out to the parties in the presence of the notary, approved by the parties and signed by our own hand as follows:







                                          /s/ Wolfgang Illig

                                          /s/ Siegfried Eichinger

                                          /s/ Alan Schutzman

                                          Notar: /s/ Gerhard Zagst